Exhibit 10.14

[FIRST_NAME]  [LAST_NAME]
[EMPLOYEE_IDENTIFIER]

July 2018

Re.: Reboot Equity Grant

Dear [FIRST_NAME],

With the appreciation from our Board of Directors, we have agreed on a very unique Reboot Equity Plan that is designed to retain you and align the interests of the entire management team with our shareholders.

I have the pleasure of confirming that you are being granted a total long-term incentive grant value of [TOTAL GRANT DOLLAR VALUE], effective July 26, 2018. This grant is split between Restricted Stock Units (RSUs) and Relative Total Shareholder Performance Stock Units (PSUs), and recognizes the significance of your contributions to NXP and how essential you are to our on-going success. Additionally, this grant is in lieu of a 2018 long-term incentive grant in early Q4.

In late August, you will receive an email from E*TRADE, NXP’s selected broker, asking you to accept the terms and conditions of this grant. Further, the Global Rewards team will be scheduling calls with participants to further clarify the structure of the awards. As with all our long-term incentive programs, you can find the terms and conditions related to grants on the SharePoint Compensation page.

[FIRST_NAME], thank you for your continued contributions, you are making a difference in our results.
Best regards,
[NAME]

NXP Reboot Restrictive Stock Units (RSUs)
Reboot Restrictive Stock Units are conditional rights to receive shares of common stock in NXP Semiconductors N.V. on a specific delivery date, after the Date of Vesting of the RSUs and subject to the terms and conditions of the NXP Reboot RSU Plan. In the event of any inconsistency or conflict between this Grant Letter and the terms and conditions of the NXP Reboot RSU Plan, this Grant Letter shall prevail.

Key features of your RSUs include:

•	Total number of RSUs to be granted: [RSUs GRANTED]

•	Date of Grant: July 26, 2018

•	Date of Vesting: Vesting will take place in accordance with a three year ratable vesting for the period July 26, 2018 and July 25, 2021.

•
Delivery Date: the relevant number of vested shares will be delivered to you on or immediately after the respective vesting dates, subject to you are being employed by NXP on the relevant dates, and subject to confirmation by or on behalf of the Board.

•
Different than what is provided for in Article 4.1.a. of the Reboot RSU Plan regarding termination of employment, in case you leave NXP’s employment prior to July 26, 2021 at the convenience of the company, subject to confirmation by or on behalf of the Board, you will be entitled to a pro rata distribution whereby full months of employment since the last vesting date count. Any shares will be delivered only at the next Delivery Date.

NXP Reboot Performance Stock Units (PRSUs)
Reboot Performance Stock Units are conditional rights to receive shares of common stock in NXP Semiconductors N.V. on a specific delivery date, after the Date of Vesting of the PSUs and subject to the terms and conditions of the NXP Reboot PSU Plan. In the event of any inconsistency or conflict between this Grant Letter and the terms and conditions of the NXP Reboot PSU Plan, this Grant Letter shall prevail.

Key features of your PSUs include:

•	Target number of PSUs to be granted: [PSUs GRANTED]

•	Date of Grant: July 26, 2018

•	Date of Vesting: a three-year cliff vesting will take place when the following conditions are met:

o	the Relative Total Shareholder Return (TSR) of NXP shares compared to a designated group of proxy peer companies meets the following performance requirements:

▪	Below 25th percentile equals zero shares

▪	25th percentile equals a 50% of target shares

▪	50th percentile equals a 100% of target shares

▪	75th percentile or above equals a 200% of target shares

▪	Percent of target payout will be extrapolated between 25th percentile to 75th percentile performance

▪	Maximum payout if negative TSR is 100% of target regardless of percentile performance

o
The designated group of proxy peer companies consists of the following companies: Micron Technology, Qualcomm, Broadcom Limited, Western Digital, Applied Materials, Texas Instruments, TE Connectivity, ASML Holding N.V., NVIDIA, Corning, Seagate Technology, Lam Research, ST Microelectronics N.V., Infineon Technologies AG, Advanced Micro Devices, Analog Devices, ON Semiconductor

o	Starting Price for TSR Calculation: Spot closing price on July 26, 2018 (NXP = $92.81).

o
Ending Price for TSR Calculation: 20-trading day average closing stock price as of close on July 26, 2021 (trading days included would be June 28, 2021 through July 26, 2021. For three European peers – ASML, Infineon, and STMicroelectronics – trading days included would be June 29, 2021 through July 26, 2021).

o
TSR will measure the change in stock price incorporating the effects of dividends paid (assumed to be re- invested in company stock as of the ex-dividend date) and the impact of dividends paid on re-invested dividends over the three-year performance period from July 26, 2018 through July 26, 2021. During the performance period, applicable stock prices will also be adjusted for stock splits, rights offerings, spin-offs, or similar events, but will not be adjusted for stock issued as consideration for an acquisition or stock buybacks.

o	TSR calculations will be based on the local currency of each company’s primary stock exchange listing (i.e., adjustments will not be made to convert stock prices to all USD).

o
After the end of the performance period, NXP’s TSR will be compared to those of the peers pursuant to the Relative TSR performance and payout scale to determine the final amount earned (this performance will be certified by or on behalf of the Board of Directors (the “Board”) of NXP Semiconductors N.V.).

o
You are still being employed by NXP on July 25, 2021. In case you leave NXP’s employment prior to July 26, 2021 at the convenience of the company, subject to confirmation by or on behalf of the Board, you will be entitled to a pro rata distribution whereby full months of employment since July 26, 2018 count, subject to performance conditions being met at July 25, 2021. Any shares will be delivered only at the Delivery Date.

•
Delivery Date: provided the performance conditions mentioned above have been achieved in the relevant period, the relevant number of vested shares will be delivered to you on or immediately after the respective vesting dates, subject to confirmation by or on behalf of the Board.

•
If at July 25, 2021 any performance conditions are not realized, any unvested PSUs will lapse. In addition, any PSUs will lapse if you leave NXP’s employment prior to July 26, 2021 for any reason other than at the convenience of the company.

•
In addition to the equitable adjustment or substitution of the number or kind of shares subject to the PSUs to reflect any significant corporate event of or by NXP as stipulated in Article 7 (Capital Dilution) of the terms and conditions of the NXP Reboot PSU Plan, NXP may also make an equitable adjustment of the relevant performance condition as described above.

Costs and Taxes

Regarding any costs and/or taxes due in connection with the LTI-grant and/or the cash settlement of your vested (Stock) Options, Restricted Stock Units and Performance Stock Units as set out in this letter, reference is made to the provisions included in the applicable Terms and Conditions under the heading "Costs and Taxes". In accordance with these provisions, NXP Semiconductors N.V. and its subsidiaries have the right to deduct or withhold (or cause to be deducted or withheld) from any salary payment or other sums due by NXP Semiconductors N.V. or any of its subsidiaries, including as a res ult of a cash settlement of your vested (Stock) Options, Restricted Stock Units and Performance Stock Units, the necessary amounts.

By default, any taxes and social security contributions in respect of LTI-grants are settled via “Trade for taxes”. Under this option, shares will be withheld to cover the outstanding tax and social security contribution amounts.

Please be informed that when you accept these grants via the E*TRADE system you consent to the processing, collection, storing and adapting by NXP Semiconductors N.V., its affiliates, or any entity administrating the LTIP, your grant, and/or your (rights to) any shares of common stock in NXP Semiconductors N.V., of any personal data relating to you (including, inter alia, name, address, personnel number and position) for the sole purpose of your participation in the LTIP. This data is processed for purposes of administrating and executing the LTIP in the broadest sense. NXP or the Employing Company may transfer the data relating to you to its affiliates or any designated person located in the United States for purposes of administrating, approving and executing the LTIP in the broadest sense. The United States does not provide an adequate level of data protection for the above-mentioned purposes.